Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

PS International Group Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value $0.0008 per share	(1)	457(o)	15,996,648	$4.2750	$68,385,670.20	0.0001381	$9,444.06

Total Offering Amounts:							$68,385,670.20		9,444.06
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$9,444.06

__________________________________________
Offering Note(s)

(1)	(a) In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional shares of the Registrant's ordinary shares, par value $0.0008 per share ("Ordinary Shares"), that may become issuable upon any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Ordinary Shares.

(b) The proposed maximum offering price per share of $4.275 is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, and is based upon the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq Capital Market on December 11, 2025.